Exhibit 10.4

Execution Version

INTELLECTUAL PROPERTY MATTERS AGREEMENT

THIS INTELLECTUAL PROPERTY MATTERS AGREEMENT (this “IP Agreement”) is made and entered into effective as of March 4, 2016 (the “Effective Date”), by and among The Manitowoc Company, Inc., a Wisconsin corporation (“Manitowoc ParentCo”), and Manitowoc Foodservice, Inc., a Delaware corporation and wholly-owned subsidiary of Manitowoc ParentCo (“SpinCo”). Capitalized terms used and not otherwise defined in this IP Agreement have the meanings ascribed to such terms in Article 1 of the Separation Agreement (defined below).

RECITALS

WHEREAS, Manitowoc ParentCo has determined that it would be appropriate, desirable and in the best interests of Manitowoc ParentCo and Manitowoc ParentCo’s shareholders to separate the Foodservice Business from Manitowoc ParentCo;

WHEREAS, Manitowoc ParentCo and SpinCo are entering simultaneously herewith into a Master Separation and Distribution Agreement to implement the separation of the business operations of SpinCo from Manitowoc ParentCo (the “Separation Agreement”);

WHEREAS, Manitowoc ParentCo and the Foodservice Business both make use of various elements of intellectual property and this IP Agreement is intended to set forth the principal arrangements between them regarding the distribution of, rights to and use of certain such intellectual property.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth below, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

The following terms, as used in this IP Agreement, have the following meanings:

“Acquired Party” has the meaning set forth in Section 3.2(f) of this IP Agreement.

“Common Mark” means the graphical representation of a solid circle (both colored red and black and white) with the letter “M” of the word MANITOWOC superimposed thereon printed in the font as seen below:

and

“Disclosing Party” has the meaning set forth in Section 3.5 of this IP Agreement.

“Distribution” means the distribution to holders of shares of Manitowoc ParentCo common stock all of the outstanding shares of SpinCo common stock held by Manitowoc ParentCo.

“Effective Date” has the meaning set forth in the preamble to this IP Agreement.

“IP Agreement” means this Intellectual Property Matters Agreement, entered into by and between Manitowoc ParentCo and SpinCo and effective as of the Effective Date, as such may be amended from time to time.

“Manitowoc ParentCo” has the meaning set forth in the preamble to this IP Agreement.

“Manitowoc ParentCo Domains” means the domain name/uniform resource locator “manitowoccranes.com”

“Manitowoc ParentCo Facebook Account” has the meaning set forth in Section 5.2 of this IP Agreement.

“Manitowoc ParentCo Fields of Use” means the design, manufacture, promotion and sale of industrial cranes, tower cranes, mobile hydraulic cranes, telescoping cranes, lattice-boom crawler cranes, vehicles, boom trucks and equipment, parts and accessories for the foregoing, and repair, maintenance and refurbishing services for the foregoing.

“Manitowoc ParentCo Google+ Account” has the meaning set forth in Section 5.7 of this IP Agreement.

“Manitowoc ParentCo LinkedIn Account” has the meaning set forth in Section 5.3 of this IP Agreement.

“Manitowoc ParentCo Patents” means patents and patent applications identified in Schedule A which represents the patent assets around the world of the parties for innovations generally in the Manitowoc ParentCo Fields of Use.

“Manitowoc ParentCo Trademarks” means trademarks and trademark registration applications identified in Schedule B which represent marks around the world of the parties generally used in the promotion and sale of products and services within the Manitowoc ParentCo Fields of Use.

“Manitowoc ParentCo Twitter Accounts” has the meaning set forth in Section 5.1 of this IP Agreement.

“Manitowoc ParentCo Works” means works of authorship (a) related to the Manitowoc ParentCo Fields of Use; and (b) subject to protection under the Copyright laws of at least one country around the world.

“Manitowoc ParentCo YouTube Accounts” has the meaning set forth in Section 5.6 of this IP Agreement.

“Objecting Party” has the meaning set forth in Section 3.2(f) of this IP Agreement.

“Other Party” has the meaning set forth in Section 3.5 of this IP Agreement.

“Separation Agreement” has the meaning set forth in the recitals to this IP Agreement.

“Shared Domain Name” means the domain name/uniform resource locator “Manitowoc.com”

“SpinCo” has the meaning set forth in the preamble to this IP Agreement.

“SpinCo Domain” means the domain name/uniform resource locator “manitowocfoodservice.com”

“SpinCo Facebook Accounts” has the meaning set forth in Section 5.2 of this IP Agreement.

“SpinCo Fields of Use” means the design, manufacture, promotion, sale, repair and engineering design services for commercial and industrial food equipment including (i) food preparation equipment, (ii) primary cooking and warming equipment, (iii) refrigeration and freezing equipment and ice machines, (iv) food serving equipment, (v) beverage dispensing equipment, (vi) kitchen tools and cookware, (vii) food holding, storage and handling equipment, (viii) tabletop food service items and servingware, (ix) furnishings and décor for food serving establishments (x) custom fabrication services for food preparation and serving equipment and accessories and (xi) food merchandizing and display coolers and freezers; parts and accessories for the foregoing, and repair, maintenance and refurbishing services for the foregoing.

“SpinCo Google+ Account” has the meaning set forth in Section 5.7 of this IP Agreement.

“SpinCo Group” means, as of any time of determination (whether before or after the Distribution), the group consisting of (i) SpinCo, (ii) each entity that is a subsidiary of SpinCo as of the time of determination, (iii) each entity that is not a subsidiary of SpinCo as of a time of determination before the Distribution but that later becomes a subsidiary of SpinCo by the time of the Distribution, and (iv) each entity that becomes an affiliate (other than a subsidiary) of SpinCo after the Distribution.

“SpinCo Instagram Account” has the meaning set forth in Section 5.5 of this IP Agreement.

“SpinCo LinkedIn Accounts” has the meaning set forth in Section 5.3 of this IP Agreement.

“SpinCo Patents” means patents and patent applications identified in Schedule C which represents the patent assets around the world of the parties for innovations generally in the SpinCo Fields of Use.

“SpinCo Pinterest Account” has the meaning set forth in Section 5.4 of this IP Agreement.

“SpinCo Trademarks” means trademarks and trademark registration applications identified in Schedule D which represent marks around the world of the parties generally used in the promotion and sale of products and services within SpinCo Fields of Use.

“SpinCo Twitter Accounts” has the meaning set forth in Section 5.1 of this IP Agreement.

“SpinCo Use Term” has the meaning set forth in Section 3.2(c) of this IP Agreement.

“SpinCo Works” means works of authorship (a) related to the SpinCo Fields of Use; and (b) subject to protection under the Copyright laws of at least one country around the world.

“SpinCo YouTube Accounts” has the meaning set forth in Section 5.6 of this IP Agreement.

ARTICLE 2

PATENTS

Section 2.1 Patents. Manitowoc ParentCo (or a subsidiary of Manitowoc ParentCo) is believed to be the owner of record for the Manitowoc ParentCo Patents. Similarly, SpinCo Group is believed to be the owner of record for the SpinCo Patents. Therefore, the parties believe that ownership of the patent assets relevant to the Distribution have already been allocated to the respective parties. The parties also believe that there is no current practical business need for Manitowoc ParentCo to practice the inventions protected by SpinCo Patents and similarly no current practical business need for SpinCo to practice the inventions protected by the Manitowoc ParentCo Patents.

Section 2.2 Assignment by SpinCo Group. To the extent that SpinCo Group owns or has any right or interest in any Manitowoc ParentCo Patent, SpinCo Group hereby assigns and agrees to assign to Manitowoc ParentCo, any and all rights it possesses in the Manitowoc ParentCo Patent(s). SpinCo Group agrees to execute and cause its employees and agents to execute any and all documents reasonably necessary to implement the terms of this Section.

Section 2.3 Assignment by Manitowoc ParentCo. To the extent that Manitowoc ParentCo owns or has any right or interest in any SpinCo Patent, Manitowoc ParentCo hereby assigns and agrees to assign to SpinCo, any and all rights it possesses in the SpinCo Patent(s). Manitowoc ParentCo agrees to execute and cause its employees and agents to execute any and all documents reasonably necessary to implement the terms of this Section.

Section 2.4 Cross Licensing. If after the Effective Date of this IP Agreement, it is determined that one party does in fact have a reasonable business need to practice the patented invention of the other party, then the parties agree to cooperate with one another to put in place a commercially reasonable royalty-free, perpetual, worldwide license agreement permitting use of the patented innovation within the fields of use of the licensing party. Any license agreement entered into pursuant to this Section 2.4: (a) shall have the same effective date as the effective date of the Separation Agreement and (b) shall provide for a term of use that ends on or before the second anniversary of the effective date of the Separation Agreement.

ARTICLE 3

TRADEMARKS

Section 3.1 Trademarks. Manitowoc ParentCo (or a subsidiary of Manitowoc ParentCo) is believed to be the owner of record for the Manitowoc ParentCo Trademarks. Similarly, SpinCo

Group is believed to be the owner of record for the SpinCo Trademarks. Therefore, the parties believe that ownership of the vast majority of the trademarks assets relevant to the Distribution have already been allocated to the respective parties. The parties also believe that, except as expressly provided herein, there is no current practical business need for Manitowoc ParentCo to use the SpinCo Trademarks and similarly no current practical business need for SpinCo to use the Manitowoc ParentCo Trademarks.

Section 3.2 Common Mark.

(a) Use of Common Mark. For the past several years, Manitowoc ParentCo has made use of the Common Mark in conjunction with products and services falling within the scope of the Manitowoc ParentCo Fields of Use and, similarly, SpinCo Group has made use of the Common Mark in conjunction with products and services falling within the scope of the SpinCo Fields of Use. Following the execution of this IP Agreement, it is anticipated that for a limited period of time both Manitowoc ParentCo and SpinCo will continue to make use of the Common Mark in their respective Fields of Use in accordance with this IP Agreement. Due to the appreciable differences between the goods and services of the respective Fields of Use, the different consumer base for the respective Fields of Use, the different trade channels for promotion and use of the Common Mark in the respective Fields of Use, the sophistication of the respective consumers in each of the Fields of Use, along with other factors, the Parties believe that they can each continue to use the Common Mark in their respective Fields of Use, subject to the terms of this IP Agreement, without the potential for any consumer confusion.

(b) Ownership. Notwithstanding anything else in this IP Agreement, the Parties hereby acknowledge and agree that Manitowoc ParentCo (or one of its subsidiaries) is the sole owner of the Common Mark, and to the extent that any member of SpinCo Group may have acquired any ownership or other rights to the Common Mark anywhere in the world and at any point in the past, that SpinCo Group member hereby assigns and agrees to assign to Manitowoc ParentCo (or one of its subsidiaries) any and all rights it may have in the Common Mark and all goodwill and rights related thereto immediately prior to the date the SpinCo Group member is contributed to SpinCo. In exchange, Manitowoc ParentCo grants to SpinCo and the members of SpinCo Group a royalty-free license to use the Common Mark within the SpinCo Fields of Use and for the duration of the SpinCo Use Term (as set forth in Section 3.2(c) below).

(c) License. Manitowoc ParentCo hereby grants to SpinCo a royalty-free license to use the Common Mark in conjunction with promotion, marketing, sale and distribution of products within the SpinCo Fields of Use. The term of this license shall extend to the anniversary of the Effective Date in the year 2018 (the “SpinCo Use Term”). In using the Common Mark, SpinCo shall maintain the high level of quality of goods and services already associated with the Common Mark in the SpinCo Fields of Use.

(d) Future Use. The Parties agree that it is not in their best interests for both Parties to continue to use the Common Mark indefinitely. Therefore, subject to Section 3.2(f) below, SpinCo agrees that it will cease any and all use of the Common Mark, regardless of the goods or services of use, no later than the end of the SpinCo Use Term. After this date, SpinCo will cease all use of the Common Mark and will take no further action to renew, prosecute or otherwise maintain any trademark application or registration for the Common Mark or any mark incorporating the distinctive graphical elements thereof. Notwithstanding this section:

(i) SpinCo shall not be liable for, and shall not be required to take any action with respect to, any products or packaging manufactured by SpinCo and bearing the Common Mark that were sold or distributed by SpinCo prior to the end of the SpinCo Use Term even though such products may remain in the stream of commerce following the end of the SpinCo Use Term; and

(ii) SpinCo shall not be required to cease use of the Common Mark at the end of the SpinCo Use Term, and shall be entitled to continue use of the Common Mark following the end of the SpinCo Use Term pursuant to a continuing royalty-free license, if, prior to the end of the SpinCo Use Term, Manitowoc ParentCo is required to cease use of the Common Mark pursuant to Section 3.2(f) below.

(e) Cooperation. To the extent necessary, the Parties agree to cooperate with one another to implement the terms of this Section 3.2, including but not limited to executing commercially reasonable letters of consent or coexistence agreements.

(f) Revocation of Rights of Use. In the event that a Party (the “Acquired Party”) is acquired by, merges with, or otherwise comes under the direct control of an entity which the other Party (the “Objecting Party”) determines, using its reasonable discretion, to be a competitor of the Objecting Party, then the Acquired Party agrees that it shall cease any and all use of the Common Mark. Within thirty (30) days after the public announcement of the consummation of an acquisition, merger or the like, the Acquired Party shall provide written notice to the Objecting Party of the public details of the transaction. Within thirty (30) days after receipt of the written notice from the Acquired Party, the Objecting Party shall provide written notice to Acquired Party if the Objecting Party objects to the continued use of the Common Mark under this Section 3.2(f). If the Objecting Party does not timely provide such written notice, the Objecting Party will be conclusively deemed not to object. No more than nine (9) months after receipt of the written notice from the Objecting Party, the Acquired Party will cease any and all use of the Common Mark and will take no further action to prosecute, maintain or renew any registration around the world for the Common Mark.

Section 3.3 Exclusivity.

(a) SpinCo Exclusive Fields of Use. For the SpinCo Use Term (subject to Section 3.2), SpinCo has the exclusive right throughout the world to use the Common Mark in connection with the SpinCo Fields of Use. Manitowoc ParentCo shall not use for itself, or grant a right to or otherwise license any third party to use, the Common Mark and/or a confusingly similar likeness or variation thereof in connection with the SpinCo Fields of Use, except as otherwise permitted in this IP Agreement or otherwise agreed upon in writing by the parties.

(b) Manitowoc ParentCo Exclusive Fields of Use. Manitowoc ParentCo has the exclusive right throughout the world to use the Common Mark in connection with the Manitowoc ParentCo Fields of Use. SpinCo shall not use for itself, or grant a right to or otherwise license any third party to use, the Common Mark and/or a confusingly similar likeness or variation thereof in connection with the Manitowoc ParentCo Fields of Use, except as otherwise permitted in this IP Agreement or otherwise agreed upon in writing by the parties.

Section 3.4 Conflicting Registrations. SpinCo agrees not to adopt, seek or file for registration of any new trademarks incorporating distinctive graphical elements of the Common Mark.

Section 3.5 Enforcement of Rights. Each Party (the “Disclosing Party”) agrees to use reasonable efforts to inform the other (the “Other Party”) if the Disclosing Party learns of any proposed or actual adoption, use or registration of any trademark, trade name or corporate name which could infringe or impair the Other Party’s rights in the Common Mark. The Disclosing Party agrees to provide, at the Other Party’s expense, any and all information and assistance reasonably requested concerning such infringements. As the owner of the Common Mark, Manitowoc ParentCo shall have the first right and opportunity to bring action against an alleged infringer of the Common Mark and SpinCo agrees to fully cooperate in this regard. Should Manitowoc ParentCo elect not to take action against an alleged infringer, SpinCo may conduct, at its own expense, and with the right to all recoveries, such litigation as SpinCo deems necessary to challenge the alleged infringement, provided that Manitowoc ParentCo is first given thirty (30) days written notice of SpinCo’s intention to initiate litigation. In the event that SpinCo initiates litigation after providing such notice, Manitowoc ParentCo agrees to be named as a party to the action, but only to the extent legally required in order to provide a basis for the action. SpinCo may not settle such action or enter into any other agreement affecting the Common Mark and/or Manitowoc ParentCo’s rights in the Common Mark without Manitowoc ParentCo’s written approval.

Section 3.6 Cooperation. The parties, being familiar with the marketplace in which their respective marks are used and will be used, believe that the use of their respective marks and the Common Mark have not and are not likely to cause any confusion, mistake or deception. The parties agree to cooperate and consult with one another in good faith should future conditions or developments create confusion or a likelihood of confusion arising from use of the Common Mark. The parties further agree to cooperate with each other and take reasonable steps to (a) avoid confusion that may arise in the future and (b) put in place limited alternative arrangements to facilitate the registration and use of their respective marks in relation to their respective goods and services solely in jurisdictions where trademark laws may frustrate the parties’ intentions, including commercially reasonable royalty-free, perpetual licenses in those jurisdictions where trademark laws do not permit multiple parties to own the same mark for use on potentially similar or related goods and services.

Section 3.7 Consent. Each party consents to the other party’s use of the term MANITOWOC in trademarks, service marks, domain names, trade names or social media identifiers used by such other party in such other party’s Fields of Use. Each consenting party further agrees not to challenge, oppose or object to the use and registration within the other party’s Fields of Use of any trademark, service mark, domain name, trade name or social media identifier based upon the use of graphical elements of the Common Mark and/or the term MANITOWOC.

ARTICLE 4

DOMAIN NAMES/UNIFORM RESOURCE LOCATORS

Section 4.1 Parties’ Domains. Manitowoc ParentCo (or a subsidiary of Manitowoc ParentCo) is the owner of record for the Manitowoc ParentCo Domain. Similarly, SpinCo Group is the owner of record for the SpinCo Domain. Therefore, ownership of the domain name assets relevant to the Distribution has already been allocated to the respective parties.

Section 4.2 Ownership of Shared Domain. Manitowoc ParentCo (or a subsidiary of Manitowoc ParentCo) is the owner of record for the Shared Domain and Manitowoc ParentCo shall remain the sole owner of the Shared Domain. To the extent that SpinCo Group has any ownership or control over the Shared Domain, it hereby assigns and agrees to assign to Manitowoc ParentCo all right, title and interest in the Shared Domain. SpinCo Group agrees to cooperate with Manitowoc ParentCo to implement the terms of this Section.

Section 4.3 Use of Shared Domain. As the owner of the Shared Domain, Manitowoc ParentCo shall have the right to control the content and formatting of the content appearing on the Shared Domain. Notwithstanding the foregoing, for a term of two (2) years from the Effective Date, Manitowoc ParentCo agrees to maintain on the Shared Domain a direct link to the SpinCo Domain or another domain supplied by SpinCo. In the event that the content of the materials accessible on the linked SpinCo domain name is, at the sole but reasonable discretion of Manitowoc ParentCo, commercially inappropriate or unprofessional or may reflect adversely on Manitowoc ParentCo or the consumer goodwill inherent in any of the Manitowoc ParentCo Trademarks, Manitowoc ParentCo’s obligation to maintain such link shall terminate.

ARTICLE 5

SOCIAL MEDIA

Section 5.1 Twitter. Manitowoc ParentCo (or a subsidiary of Manitowoc ParentCo) is the owner of record for and currently has control over the Twitter accounts having the Twitter handles “@ManitowocCo” and “@MTWCoCareers” (collectively, the “Manitowoc ParentCo Twitter Accounts”). SpinCo Group is the owner of record for and currently has control over the Twitter accounts having the Twitter handles “@MTWFS,” “@MTWFSCulinary,” “@MTWFSsocial,” “@MTWFSTrends,” “@MTWFSMarketing,” “@Convotherm,” “@MerrychefMTWFS,” “@FrymasterMTWFS, “@IceMTWFS,” “@DelfieldMTWFS,” “@Cleveland MTWFS,” “@KolpakMTWFS,” “@LincolnMTWFS,” “@GarlandMTWFS” and “@MercoMTWFS” (collectively, the “SpinCo Twitter Accounts”). The foregoing Twitter account information represents the only Twitter accounts and handles owned or used by the parties. Therefore, ownership of the Twitter account assets relevant to the Distribution has already been allocated to the respective parties. The parties agree that, following the Distribution, there is (a) no current practical business need for Manitowoc ParentCo to use or have access to the SpinCo Twitter Accounts and, similarly, (b) no current practical business need for SpinCo to use or have access to the Manitowoc ParentCo Twitter Accounts.

Section 5.2 Facebook. Manitowoc ParentCo (or a subsidiary of Manitowoc ParentCo) is the owner of record for and currently has control over the Facebook account having the name “Manitowoc Company” (the “Manitowoc ParentCo Facebook Account”). SpinCo Group is the owner of record for and currently has control over the Facebook accounts having the names “Manitowoc Foodservice,” “Convotherm,” “Merrychef,” “Frymaster,” and “Manitowoc Ice” (collectively, the “SpinCo Facebook Accounts”). The foregoing Facebook account information represents the only Facebook accounts and account names owned or used by the parties. Therefore, ownership of the Facebook account assets relevant to the Distribution has already been allocated to the respective parties. The parties agree that, following the Distribution, there is (a) no current practical business need for Manitowoc ParentCo to use or have access to the SpinCo Facebook Accounts and, similarly, (b) no current practical business need for SpinCo to use or have access to the Manitowoc ParentCo Facebook Account.

Section 5.3 LinkedIn. Manitowoc ParentCo (or a subsidiary of Manitowoc ParentCo) is the owner of record for and currently has control over the LinkedIn account having the name “The Manitowoc Company” (the “Manitowoc ParentCo LinkedIn Account”). SpinCo Group is believed to be the owner of record for and currently has control over the LinkedIn accounts having the names “Manitowoc Foodservice,” “Convotherm Elektrogeräte” and “Merrychef Ltd./Manitowoc” (collectively, the “SpinCo LinkedIn Accounts”). The foregoing LinkedIn account information represents the only LinkedIn accounts and account names owned or used by the parties. Therefore, ownership of the LinkedIn account assets relevant to the Distribution has already been allocated to the respective parties. The parties agree that, following the Distribution, there is (a) no current practical business need for Manitowoc ParentCo to use or have access to the SpinCo LinkedIn Accounts and, similarly, (b) no current practical business need for SpinCo to use or have access to the Manitowoc ParentCo LinkedIn Account.

Section 5.4 Pinterest. Manitowoc ParentCo does not own or maintain any Pinterest accounts. SpinCo Group is the owner of record for and currently has control over the Pinterest account having the name “Manitowoc FS” (the “SpinCo Pinterest Account”). The foregoing Pinterest account information represents the only Pinterest accounts and account names owned or used by the parties. Therefore, ownership of the Pinterest account assets relevant to the Distribution has already been allocated to the respective parties. The parties agree that, following the Distribution, there is no current practical business need for Manitowoc ParentCo to use or have access to the SpinCo Pinterest Account.

Section 5.5 Instagram. Manitowoc ParentCo does not own or maintain any Instagram accounts. SpinCo Group is the owner of record for and currently has control over the Instagram account having the name “MTWFS” (the “SpinCo Instagram Account”). The foregoing Instagram account information represents the only Instagram accounts and account names owned or used by the parties. Therefore, ownership of the Instagram account assets relevant to the Distribution has already been allocated to the respective parties. The parties agree that, following the Distribution, there is no current practical business need for Manitowoc ParentCo to use or have access to the SpinCo Instagram Account.

Section 5.6 YouTube. Manitowoc ParentCo (or a subsidiary of Manitowoc ParentCo) is the owner of record for and currently has control over the YouTube accounts having the user names “Manitowoc2400” and “manitowoccranes” (collectively, the “Manitowoc ParentCo YouTube Accounts”). SpinCo Group is the owner of record for and currently has control over the YouTube accounts having the user names “manitowocfs” and “MerrychefTV” and the YouTube channel having the name “Convotherm” (collectively, the “SpinCo YouTube Accounts”). The foregoing YouTube account information represents the only YouTube accounts and account names owned or used by the parties. Therefore, ownership of the YouTube account assets relevant to the Distribution has already been allocated to the respective parties. The parties agree that, following the Distribution, there is (a) no current practical business need for Manitowoc ParentCo to use or have access to the SpinCo YouTube Accounts and, similarly, (b) no current practical business need for SpinCo to use or have access to the Manitowoc ParentCo YouTube Accounts.

Section 5.7 Google+. Manitowoc ParentCo (or a subsidiary of Manitowoc ParentCo) is the owner of record for and currently has control over the Google+ account having the name “Manitowoc Cranes” (the “Manitowoc ParentCo Google+ Account”). SpinCo Group is the owner of record for and currently has control over the Google+ account having the name “ManitowocFS” (the “SpinCo Google+ Account”). The foregoing Google+ account information represents the only

Google+ accounts and account names owned or used by the parties. Therefore, ownership of the Google+ account assets relevant to the Distribution have already been allocated to the respective parties. The parties agree that, following the Distribution, there is (a) no current practical business need for Manitowoc ParentCo to use or have access to the SpinCo Google+ Account and, similarly, (b) no current practical business need for SpinCo to use or have access to the Manitowoc ParentCo Google+ Account.

ARTICLE 6

COPYRIGHTS

Section 6.1 Copyrights. Because neither Manitowoc ParentCo nor SpinCo own any registered copyrights, there is no assignment or distribution of registered copyright rights necessary as part of the Distribution. The parties also agree that there is no current practical business need for Manitowoc ParentCo to copy or use any of the SpinCo Works and similarly no current practical business need for SpinCo Group to copy or use any of the Manitowoc ParentCo Works.

Section 6.2 Assignment by SpinCo Group. To the extent that SpinCo Group owns or has any right or interest in any Manitowoc ParentCo Work, SpinCo Group hereby assigns to Manitowoc ParentCo any and all rights it possesses in the Manitowoc ParentCo Work(s). SpinCo Group agrees to execute and cause its employees and agents to execute any and all documents reasonably necessary to implement the terms of this Section.

Section 6.3 Assignment by Manitowoc ParentCo. To the extent that Manitowoc ParentCo owns or has any right or interest in any SpinCo Work, Manitowoc ParentCo hereby assigns to SpinCo, any and all rights it possesses in the SpinCo Work(s). Manitowoc ParentCo agrees to execute and cause its employees and agents to execute any and all documents reasonably necessary to implement the terms of this Section.

Section 6.4 Cross Licensing. If after the Effective Date of this IP Agreement, either party reasonably determines it has a business need to copy, use or distribute the Works of the other party, then the parties will cooperate with one another to put in place a commercially reasonable royalty-free, perpetual license agreement permitting such use of the Work within the fields of use of the applicable party.

ARTICLE 7

MISCELLANEOUS

Section 7.1 Governing Law. The internal laws of the State of Wisconsin (without reference to its principles of conflicts of law) govern the construction, interpretation and other matters arising out of or in connection with this IP Agreement and each of the exhibits and schedules hereto (whether arising in contract, tort, equity or otherwise).

Section 7.2 Jurisdiction. If any Dispute (as defined in the Separation Agreement) arises out of or in connection with this IP Agreement, except as expressly contemplated by another provision of this IP Agreement, the parties irrevocably (a) consent and submit to the co-exclusive jurisdiction of federal and state courts located in Wisconsin and in Florida, (b) waive any objection to that choice of forum in Wisconsin or in Florida based on venue or to the effect that the forum is not convenient, and (c) WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO TRIAL OR ADJUDICATION BY JURY.

Section 7.3 Dispute Resolution. Each party stipulates that, if any Dispute (as defined in the Separation Agreement) arises out of or in connection with this IP Agreement, such dispute or disagreement shall be resolved in accordance with Section 7.3 of the Separation Agreement, the terms of which are incorporated by reference herein.

Section 7.4 Notices. Each party giving any notice required or permitted under this IP Agreement will give the notice in writing and use one of the following methods of delivery to the party to be notified, at the address set forth below or another address of which the sending party has been notified in accordance with this Section 7.4 as follows: (i) personal delivery; (ii) facsimile or telecopy transmission with a reasonable method of confirming transmission; (iii) commercial overnight courier with a reasonable method of confirming delivery; or (iv) pre-paid, United States of America certified or registered mail, return receipt requested. Notice to a party is effective for purposes of this IP Agreement only if given as provided in this Section 7.4 and will be deemed given on the date that the intended addressee actually receives the notice.

(a) If to Manitowoc ParentCo:

The Manitowoc Company, Inc.

2400 South 44th Street

Manitowoc, Wisconsin 54220

United States of America

Attention: General Counsel

Facsimile: (920) 652-9777

(b) If to SpinCo:

Manitowoc Foodservice, Inc.

2227 Welbilt Boulevard

New Port Richey, Florida 34655

United States of America

Attention: General Counsel

Facsimile: (727) 569-1271

Section 7.5 Binding Effect and Assignment. This IP Agreement shall bind and benefit the parties and their respective successors and assigns. No party may assign any of its rights or delegate any of its obligations under this IP Agreement without the written consent of the other party which consent may be withheld in such other party’s sole and absolute discretion, and any assignment or attempted assignment in violation of the foregoing will be null and void.

Section 7.6 Severability. If any provision of this IP Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this IP Agreement will remain in full force, if the essential terms and conditions of this IP Agreement for each party remain valid, binding and enforceable.

Section 7.7 Entire Agreement. This IP Agreement, together with the Separation Agreement and each of the exhibits and schedules appended hereto and thereto, constitutes the final agreement between the parties, and is the complete and exclusive statement of the parties’ agreement on the matters contained herein and therein. All prior and contemporaneous negotiations and agreements among the parties with respect to the matters contained herein and therein are superseded by this IP Agreement and the Separation Agreement, as applicable. In the event of any conflict between (a) any provision in this Separation Agreement, on the one hand, and (b) any subject matter specific provision in this IP Agreement, on the other hand, the subject matter specific provisions in the IP Agreement will control over the provisions in the Separation Agreement, as applicable.

Section 7.8 Counterparts. The parties may execute this IP Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement. The signatures of the parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party’s signature is as effective as signing and delivering the counterpart in person.

Section 7.9 Amendment. The parties may amend this IP Agreement only by a written agreement signed by each party to be bound by the amendment and that identifies itself as an amendment to this IP Agreement.

Section 7.10 Waiver. The parties may waive a provision of this IP Agreement only by a writing signed by the party intended to be bound by the waiver. A party is not prevented from enforcing any right, remedy or condition in the party’s favor because of any failure or delay in exercising any right or remedy or in requiring satisfaction of any condition, except to the extent that the party specifically waives the same in writing. A written waiver given for one matter or occasion is effective only in that instance and only for the purpose stated. A waiver once given is not to be construed as a waiver for any other matter or occasion. Any enumeration of a party’s rights and remedies in this IP Agreement is not intended to be exclusive, and a party’s rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.

Section 7.11 Authority. Each party represents to the other party that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this IP Agreement, (b) the execution, delivery and performance of this IP Agreement have been duly authorized by all necessary corporate or other action, (c) this IP Agreement has duly and validly executed and delivered, and (d) this IP Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

Section 7.12 Construction of Agreement.

(a) Where this IP Agreement states that a party “will” or “shall” perform in some manner or otherwise act or omit to act, it means that the party is legally obligated to do so in accordance with this IP Agreement, as applicable.

(b) The captions, titles and headings included in this IP Agreement are for convenience only, and do not affect this IP Agreement’s construction or interpretation. When a reference is made in this IP Agreement to an Article or a Section, exhibit or schedule, such reference will be to an Article or Section of, or an exhibit or schedule to, this IP Agreement unless otherwise indicated.

(c) The words “including,” “includes,” or “include” are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as “without limitation” or “but not limited to” are used in each instance.

(d) Any reference in this IP Agreement to the singular includes the plural where appropriate. Any reference in this IP Agreement to the masculine, feminine or neuter gender includes the other genders where appropriate.

(e) This IP Agreement is not to be construed for or against any party based on which party drafted any of the provisions of this IP Agreement. The language used in this IP Agreement is the language chosen by the parties to express their mutual intent, and no provision of this IP Agreement will be interpreted for or against any party because that party or its attorney drafted the provision.

(f) This IP Agreement is for the sole benefit of the parties hereto and, does not, and is not intended to, confer any rights or remedies in favor of any person other than the parties signing this IP Agreement.

Section 7.13 Termination. This IP Agreement may be terminated at any time prior to the Distribution by and in the sole discretion of the Manitowoc ParentCo Board of Directors without the approval of any person or entity, including SpinCo, in which case no party will have any liability of any kind to any other party by reason of this IP Agreement. After the Distribution, this IP Agreement may not be terminated except by an agreement in writing signed by each of the parties to this IP Agreement.

[Signature page follows]

IN WITNESS WHEREOF, each party has caused this Intellectual Property Matters Agreement to be executed on its behalf by a duly authorized officer effective as of the date first set forth above.

MANITOWOC PARENTCO:

THE MANITOWOC COMPANY, INC.

By:	/s/ Carl J. Laurino
Name:	Carl J. Laurino
Title:	Senior Vice President and Chief Financial Officer

SPINCO:

MANITOWOC FOODSERVICE, INC.

By:	/s/ Maurice D. Jones
Name:	Maurice D. Jones
Title:	Senior Vice President, General Counsel and Secretary

[Signature page to IP Matters Agreement]